AGREEMENT IN PRINCIPLE October 10, 1994

                1.    Agreement to Purchase. Fremont Compensation Insurance
                      -----------------------
            Company ("Fremont Compensation"), an indirect subsidiary of Fremont General Corporation ("Fremont General"), agrees to acquire all of the issued and outstanding shares (the "Shares") of capital stock of Casualty Insurance Company (the "Company") from its parent, The Buckeye Union Insurance Company ("Buckeye"), a subsidiary of The Continental Corporation ("Continental") (the "Acquisition"). The assets of the Company will include all of the issued and outstanding shares of capital stock of Workers' Compensation and Indemnity Company of California ("WCIC"). Each party has taken the appropriate corporate action to approve this Agreement in Principle. The purchase of the Shares will occur pursuant to the terms of a definitive Stock Purchase Agreement and ancillary agreements (collectively the "Stock Purchase Agreement"), which will conform to the terms of this Agreement in Principle.

                2.    Purchase Price. The aggregate purchase price for the
                      ----------------
            Shares will be $250 million, all of which will be paid in cash at the closing of the Acquisition (the "Closing"). The purchase price will be funded from the assets of Fremont Compensation and Fremont General. There is no financing contingency. The purchase price will be subject to adjustment, as described in Section 7 below.

                3.    Other Business; Fronting Arrangements. The parties
                      ---------------------------------------
            agree that all liabilities not pertaining to the workers compensation insurance business in California, Indiana, Illinois, Wisconsin and Michigan (the "Acquired States") will be either removed from the Company or be reinsured by a Continental affiliate prior to the Closing, in a manner to be mutually agreed upon by the parties. All fronting arrangements enabling the Company to do business in the Acquired States will be continued by one or more Continental affiliates for a mutually agreed period of time following the Closing.

                4.    Reinsurance Recoverable.
                      ------------------------

                (a)  Accord Re. At the Closing, Continental Insurance Company
                     -----------
            will assume for the benefit of the Company the reinsurance obligations of Accord Re with respect to the Workers' compensation business in the Acquired States (the
































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            "Transferred  Business").  Such  assumption  will  not  adversely affect the equity of the Company.

                (b) Reinsurance Recoverable from Continental and its
                    ------------------------------------------------
            Affiliates. The parties mutually agree that a portion of the
            ------------
            total reinsurance obligations from Continental and its affiliates to the Company will be either collateralized or supported by a letter of credit.

                5.    Other Services. Continental and its affiliates will
                      ----------------
            continue to provide to the Company services currently performed by Continental and its affiliates on behalf of the Company during a transition period of up to one year from the Closing, at a price of 115% of the cost of such services. The cost of such services will be defined in the Stock Purchase Agreement as the direct cost incurred by Continental and its affiliates. Continental agrees that it will make all reasonable efforts to transition to Fremont Compensation as soon as practicable the services performed pursuant to this Section 5.

                      6.   Reasonable Access.
                           ------------------

                (a) Continental and its affiliates will make available to the authorized representatives of Fremont Compensation such books, records and personnel of the Company, Buckeye, Continental and their affiliates as are reasonably necessary to permit Fremont Compensation to negotiate the Stock Purchase Agreement and investigate the accuracy of representations and warranties made to it in the Stock Purchase Agreement. The Confidentiality Agreement, dated July 5, 1994, between Fremont General and Continental will remain in effect and apply to Fremont Compensation's continuing review.

                (b) Fremont Compensation will at its expense cause its
            auditors, Ernst & Young ("E & Y"), to perform agreed upon procedures with respect to the Company's records, such procedures to be specified in the Stock Purchase Agreement and completed prior to the Closing (the "Preclosing E & Y Procedures). E & Y will commence such procedures promptly after execution of this Agreement in Principle. The Company, Buckeye, Continental and their affiliates will cooperate with E & Y in its performance of the Preclosing E & Y Procedures.







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            7.    Balance Sheets; Methodology; Purchase Price Adjustment.
              -----------------------------------------------------------

                (a) Prior to the signing of the Stock Purchase Agreement, the parties will agree on the pro forma consolidated balance sheet of the Company and WCIC as of June 30, 1994 (the "June 30 Balance Sheet"), as if the depooling transactions referred to in Section 8 below had been effectuated.

                (b) The parties will prepare the June 30 Balance Sheet using the following assumptions:

                     (i) The portfolio assets (the "Portfolio Assets") to be
                 transferred to Fremont Compensation will consist exclusively of cash, U.S. Treasury securities and accrued interest receivable thereon, be reasonably acceptable to Fremont Compensation and have a carrying value equal to their fair market value.

                     (ii) Any deferred tax asset which is included in the
                 June 30 Balance Sheet shall be equal to an amount computed using a tax rate of 35% and taking into account only items that constitute temporary differences reflected in the June 30 Balance Sheet.

                     (iii) The amount of loss and loss adjustment expense
                 reserves ("Loss Reserves") shall be based on the following:

                          (A) Subject to verification of the accuracy of the
                      date provided to Milliman & Robertson, the report dated June 27, 1994 prepared for the Company by Milliman & Robertson is accepted by the parties to establish the Company's ultimate voluntary business Loss Reserves for accident years 1993 and prior.

                          (B) The proper analytical methodology to establish
                      the voluntary business Loss Reserved for accident year 1994, and if necessary, accident year 1995, shall be mutually agreed and specified in the Stock Purchase Agreement.

                          (C) The parties will agree to an amount necessary
                      to discharge the liabilities from business assumed from the National Worker's Compensation Reinsurance Pool.





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                          (D) The parties will agree to methodology to
                      determine the loss adjustment expense reserves necessary to discharge the Company's obligations for business serviced on behalf of the National Worker's Compensation Reinsurance Pool.

                      (iv) The provision for reinsurance recoverables,
                 statutory discount, policyholder dividend liabilities, reserves for retrospective premium adjustments, reserves for future audit premiums, any other accruals, and any other assets and liabilities not described above will be established on a basis mutually agreeable to the parties.

                (c) The Company will prepare and deliver to Fremont
            Compensation at least two weeks before the Closing an estimated balance sheet as of the projected closing date, which will be prepared on a basis consistent with the June 30 Balance Sheet. Such estimated closing balance sheet will be "brought down" the day before the Closing by marking the investment portfolio to market as of such day. The parties will close on the basis of such brought down estimated balance sheet (the "Closing Balance Sheet"). Prior to the Closing, the assets and liabilities of the Company will be adjusted by Continental as necessary so that the Closing Balance Sheet reflects shareholders' equity of $201,780,000.

                (d) If the amount of Portfolio Assets set forth in the
            Closing Balance Sheet is not in the range of $700,000,000 - $740,000,000, the purchase price shall be decreased or increased pursuant to a formula to be specified in the Stock Purchase Agreement.

                (e) Following the Closing, E & Y will perform an audit (the
            "Acquisition Audit") of the Closing Balance Sheet at the expense of Fremont Compensation. The assumptions determined as provided in Section 7(b) above shall be used in the Acquisition Audit. Continental, Buckeye and their affiliates will cooperate fully with E & Y in the performance of the Acquisition Audit.

                (f) If the parties do not agree on the results of the
            Acquisition Audit, they will use their best efforts to resolve any such dispute. If they are unable to agree, the dispute will be finally determined by another independent accounting firm chosen by the parties.





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                (g) If the Acquisition Audit, as finally determined pursuant to Section 7(f) above, shows that the amount of shareholders equity (the "Actual Shareholders' Equity") was more than $250,000 greater or less than $201,780,000, then a post-closing adjustment in the purchase price will be made by a cash payment by either Fremont Compensation or Continental. In such event, Fremont Compensation shall pay to Continental the amount by which the Actual Shareholders' Equity exceeded $201,780,000 (the "Positive Adjustment") or Continental shall pay to Fremont Compensation the amount by which $201,780,000 exceeded the Actual Shareholders' Equity. Provided, however, that if the Positive Adjustment is more than $5,000,000, then Fremont Compensation will pay $5,000,000 in cash and will return Portfolio Assets with a value equal to the difference between the Positive Adjustment and $5,000,000.

                (h) In the Stock Purchase Agreement, Continental will make no representation or warranty about, and provide no indemnity concerning, the adequacy of the Company's Loss Reserves or the collectibility of reinsurance recoverables (other than on reinsurance provided by Continental or its affiliates) as those matters will be addressed through the Preclosing E & Y Procedures and the Acquisition Audit as described above.

                     8.    Continental Pool. Prior to the Closing, the
                           ------------------
            Transferred Business will be fully unwound from the Continental pool without adversely affecting the Company's ability to do business in the Acquired States. Continental will indemnify the Company fully with respect to any liabilities that do not relate to the Transferred Business.

                      9.   Tax Matters.
                           ------------

                (a) Continental will hold the Company harmless from any tax liabilities with respect to periods ending on or prior to the Closing Date that are not appropriately reflected in the Closing Balance Sheet.

                (b) None of the Purchase Price will be allocated to the
            covenant not to compete described in Section 11 below except to the extent mutually agreed by the parties.

                (c) At Fremont Compensation's option, Continental and Fremont
            Compensation shall jointly make an election pursuant to IRC section 338(h)(10) (and any analogous provision of state, local or foreign law) to have the purchase




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









            of the Company's stock treated for tax purposes as a "deemed asset acquisition."

                (d) Continental and Fremont Compensation will consult in good faith to determine whether an alternative structure for the transaction (i.e., an exchange described in section 351 of the IRC) will provide either party with a material tax benefit. In the event the parties mutually agree upon any such alternative structure, the proposed agreement shall be converted to such alternative structure, with only such modifications as are necessary to give effect to the change in structure.

                10. Conditions to Closing. Consummation of the Acquisition is
                    -----------------------
            conditional upon the occurrence of the following:

                (a) Negotiation and execution of the Stock Purchase
            Agreement. The Stock Purchase Agreement will contain customary representations and warranties to be brought down to Closing, including representations with respect to the June 30 Balance Sheet to be attached to the Stock Purchase Agreement. Subject to
            Section 7(h) above, the representations and warranties made to Fremont Compensation shall cover the accuracy of the Closing Balance Sheet, and the Preclosing E & Y Procedures shall not indicate that such representations and warranties are materially incorrect. Any modifications in the assets and liabilities of the Company required by Section 7(c) above shall have been completed.

                (b) Review and approval of definitive documentation by the
            Boards of Directors of Continental, Buckeye, the Company, Fremont Compensation and Fremont General.

                (c) Any requisite approvals from the Commissioners of
            Insurance of the States of Illinois and California and of such other states as needed, as well as compliance, if required, with the Hart-Scott-Rodino Antitrust Improvements Act.

                (d) No material adverse change in the operations, business, financial condition, prospects or assets of the Company and WCIC, taken as a whole. Provided, however, that the Stock Purchase Agreement will exclude from the definition of a material adverse change certain personnel losses in the California operations of the Company due to the pendency of the Acquisition and any downgrading in the claims





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









            paying rating of the Company provided by Moody's Investors Services, Inc. or Standard & Poor's Corporation or in the rating of the Company provided by A.M. Best Company, if such ratings change has resulted from the pendency of the Acquisition and not from changes in the ratings of Continental.

                (e) Prior to the Closing Continental will supply audited
            balance sheets as of December 31 in each of the years 1992 and 1993 and audited profit and loss statements for each of the years ended on December 31, 1991, 1992 and 1993 in a form sufficient to meet Fremont General's reporting requirements under Regulation S-X.

                11. Covenant Not to Compete. The Stock Purchase Agreement
                    -------------------------
            will contain a non-competition covenant prohibiting Continental and its affiliates from competing with the Company for a period of three years in the Acquired States. Exceptions to the covenant will be made for certain passive investments, acquisitions of companies that have only a de minimus worker's compensation insurance business, national accounts, package accounts and a limited amount of unso-licited business in the Acquired States. This covenant will also prohibit soliciting any employees of the Company to leave the Company's employ, hiring any of certain key employees of the Company to be specified in the Stock Purchase Agreement (the "Specified Employees") or hiring in the aggregate more than 10% of the employees of the Company who are not Specified Employees.

                12. No Shop. For 30 days from the date hereof, Continental,
                    ---------
            the Company and their directors, officers, employees, agents and affiliates will not, without Fremont Compensation's written consent, provide any information to or encourage, solicit or negotiate with, any corporation, individual or other entity with respect to any acquisition, merger, sale of stock or other substantial assets or other such proposal concerning the Company ("Acquisition Proposal"); provided however, that at Fremont Compensation's option, the foregoing 30 day period may be extended to 48 days from the date hereof. The parties understand that Continental, the Company and their affiliates are agreeing to the terms of this Section 12 to induce Fremont Compensation and Fremont General to enter into this Agreement in Principle, and to enter into a Stock Purchase Agreement within the time period described above.








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                13. Costs. Each of the parties shall bear its own costs in
                    -------
            connection with the Acquisition. All fees owned to Goldman, Sachs & Co. in connection with the Acquisition will be paid by Continental. All fees owed to Chase Manhattan Bank or Chase Securities, Inc. in connection with the Acquisition will be paid by Fremont Compensation.

                14. Publicity. The parties agree that the execution and
                    -----------
            delivery of this Agreement in Principle will be publicly disclosed, but that the parties will release only a mutually agreed upon text. Except as required by law, regulation or stock exchange requirements, any other public announcement (including the text thereof) of the proposed Acquisition may be made only with the approval of both Continental and Fremont Compensation, which approval shall not be unreasonably withheld.

                15. Best Efforts. The parties will use their best efforts to
                    --------------
            enter into the Stock Purchase Agreement and to consummate the Acquisition.

                16. Governing Law. This Agreement in Principle and the Stock
                    ---------------
            Purchase Agreement shall be governed by California law.

                17. Conduct of Business. From the date hereof, the Company
                    ---------------------
            will not take action outside its ordinary course of business.

                18. Termination. This Agreement in Principle shall be null
                    -------------
            and void if not accepted and agreed to by the parties on or before October 10, 1994, and shall terminate if the Stock Purchase Agreement has not been executed within 45 days from the date hereof.

                                     FREMONT COMPENSATION INSURANCE
                                       COMPANY

                                     By /s/James C. Little
                                     Title: President & CEO

                                     FREMONT GENERAL CORPORATION

                                     By /s/James A. McIntyre
                                        Title: Chairman, President & CEO





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









                                     THE BUCKEYE UNION INSURANCE COMPANY

                                     By /s/Wayne H. Fisher
                                     Title: Senior Vice President

                                      THE CONTINENTAL CORPORATION

                                     By /s/Wayne H. Fisher
                                     Title:    Senior Executive
                                               Vice President






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